Exhibit 99.1

BlueLinx Announces Third Quarter 2025 Results

ATLANTA, November 4, 2025 – BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today reported financial results for the three fiscal months ended September 27, 2025.

THIRD QUARTER 2025 HIGHLIGHTS

•Net sales of $749 million
•Gross profit of $108 million
•Net income of $1.7 million, or $0.20 diluted earnings per share
•Adjusted net income of $3.7 million, or $0.45 adjusted diluted earnings per share
•Adjusted EBITDA of $22.4 million, or 3.0% of net sales, which includes expense of $2.2 million related to adjustments for import duty items for prior periods
•Available liquidity of $777 million, including $429 million cash and cash equivalents on hand
•On November 3, 2025, announced the acquisition of Disdero Lumber Company

“Our third quarter results demonstrated continued resilience as we implement our long-term profitable sales growth strategy,” said Shyam Reddy, President and Chief Executive Officer of BlueLinx. “We were also pleased to see an increase in consolidated net sales, as well as an increase in specialty product net sales and volumes, while overall pricing continues to improve for this business. Structural products benefited from a year-over-year increase in lumber prices, although panel pricing continued to see pressure during the quarter. In addition, the acquisition of Disdero Lumber Company highlights our strategy to complement organic growth with disciplined M&A, and will significantly boost our presence in premium specialty products categories. We look forward to leveraging our scale and relationships to further expand this successful high-end brand.”

“We generated strong free cash flow during the quarter, driven by effective working capital management, and continue to maintain a strong balance sheet and liquidity,” said C. Kelly Wall, Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx. “Through the acquisition of Disdero, we continue to execute our previously stated capital allocation strategy. The purchase was financed through existing cash, and funded debt balances remained unchanged. In addition, the acquisition is anticipated to enhance the margin profile of specialty products, and we expect this transaction to be immediately accretive to earnings.”

THIRD QUARTER 2025 FINANCIAL PERFORMANCE
In the third quarter of 2025, net sales were $749 million, an increase of $2 million, or 0.2% when compared to the third quarter of 2024. Sales growth in the current quarter was attributable to specialty products. Gross profit was $108 million, a decrease of $17 million, or 14%, year-over-year, and gross margin percentage was 14.4%, down 240 basis points from the same period last year. The current period included a $2.2 million expense, and the prior-period quarter included a net benefit of $3.5 million for import duty-related items. Excluding these factors, gross margin was 14.7% and 16.3% for third quarter 2025 and third quarter 2024, respectively. The duty items were related to changes in retroactive rates for anti-dumping and countervailing duties incurred by the Company in prior fiscal periods but adjusted by U.S. Customs in the respective current periods.

Net sales of specialty products, which include products such as engineered wood, siding, millwork, outdoor living, specialty lumber and panels, and industrial products, were $525 million, an increase of $6 million, or 1.2% compared to the third quarter of 2024. This increase in net sales for specialty products in the current quarter was largely due to higher volumes in engineered wood products (EWP) and outdoor living, partially offset by price declines in EWP. Gross profit from specialty product sales was $87 million, a decrease of $13 million, or 13.1% when compared to the third quarter of last year. Gross margin percentage for specialty products was 16.6% compared to 19.4% in the prior year quarter. Excluding the duty related items, gross margin for specialty products was 17.0% and 18.7% for third quarter 2025 and third quarter 2024, respectively.

Net sales of structural products, which include products such as lumber, panels (including plywood and oriented strand board), rebar, and remesh, decreased $4.9 million, or 2.1% when compared to the third quarter of 2024, to $223 million in the third quarter of 2025. The decrease in structural sales was largely due to volume declines in lumber and panels, and price declines in panels. Gross profit from sales of structural products was $20.8 million, a decrease of $4.4 million from the prior year period, and gross margin percentage was 9.3%, compared to 11.0% in the prior year quarter.

Selling, general and administrative (“SG&A”) expenses were $89 million in the third quarter of 2025, $2.9 million lower than the prior year quarter. The year-over-year decrease in SG&A was primarily due to lower incentive compensation expense, partially offset by increased sales and logistics expenses driven by our strategy to grow sales in the multi-family channel and expenses associated with our digital transformation initiative.

Net income was $1.7 million, or $0.20 per diluted share, versus $16.0 million, or $1.87 per diluted share, in the prior year quarter. Adjusted Net Income was $3.7 million, or $0.45 per diluted share compared to $16.7 million, or $1.95 per diluted share in the third quarter of last year.

Adjusted EBITDA was $22.4 million, or 3.0% of net sales, for the third quarter of 2025, compared to $36.6 million, or 4.9% of net sales in the third quarter of 2024. The aforementioned duty-related items decreased Adjusted EBITDA by $2.2 million in the current period, and increased Adjusted EBITDA by $3.5 million net in the prior year period. Not including these duty-related items, Adjusted EBITDA would have been $24.6 million or 3.3% of net sales in the current quarter, and $33.1 million, or 4.4% of net sales, in the prior year period.

Net cash provided by operating activities was $59 million in the third quarter of 2025 and free cash flow was $53 million. Net cash provided by operating activities in the prior year period was $61.8 million. In the current period, lower net income was mostly offset by effective working capital management compared to the prior year period.

CAPITAL ALLOCATION AND FINANCIAL POSITION
During the third quarter of 2025, we invested $6.4 million in property and equipment, primarily for improvements to our distribution facilities and for our digital transformation initiative. We also entered into new finance leases of $8.4 million, mainly to refresh our fleet. Additionally, we purchased approximately $2.7 million of the Company’s common stock through open market transactions under our previous $100 million share repurchase program announced in October 2023. At quarter-end, we had $8.7 million remaining under this authorization and an additional $50 million from our more recent authorization announced in July 2025, for a total of $58.7 million.

As of September 27, 2025, total debt and finance lease obligations, excluding real property finance lease obligations, was $380 million. This consisted of $300 million of senior secured notes that mature in 2029 and $80 million of finance lease obligations for equipment. Net debt was ($49.1) million, which consisted of total debt and finance leases excluding real property finance lease obligations of $380 million, less cash and cash equivalents of $429.4 million, resulting in a net leverage ratio of (0.5x) using a trailing twelve-month Adjusted EBITDA of $90.2 million. Available liquidity was $776.6 million which included an undrawn revolving credit facility that had $347.3 million of availability plus cash and cash equivalents of $429.4 million.

DISDERO LUMBER COMPANY ACQUISITION
As previously announced, the Company acquired Disdero Lumber Co., LLC (“Disdero”), a premium two-step specialty products distributor, for approximately $96 million, and when adjusted for an estimated $8 million of expected tax benefits, the net transaction value is approximately $88 million. This acquisition was funded with cash and cash equivalents on hand and is expected to be immediately accretive to earnings. Disdero’s trailing twelve-month sales as of the end of September 2025 were approximately $100 million. Pro forma, after expected synergies, and including the tax benefits, the purchase price was approximately 7 times trailing 12 month EBITDA.

FOURTH QUARTER 2025 OUTLOOK
Through the first four weeks of the fourth quarter of 2025, specialty product gross margin was in the range of 17% to 18% and structural product gross margin was in the range of 8% to 9%. Average daily sales volumes were down slightly compared to both the third quarter of 2025, and the fourth quarter of 2024.

CONFERENCE CALL INFORMATION
BlueLinx will host a conference call on November 5, 2025, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the BlueLinx website at https://investors.bluelinxco.com, and a replay of the webcast will be available at the same site shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live: 1-888-660-6392
Passcode: 9140086

To listen to a replay of the teleconference, which will be available through November 12, 2025:

Domestic Replay: 1-800-770-2030
Passcode: 9140086

ABOUT BLUELINX
BlueLinx Holdings Inc. (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing 50 states, and the strength of a locally focused sales force, we distribute a comprehensive range of products to our customers which include national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers, and we operate our business through a broad network of distribution centers. To learn more about BlueLinx, please visit www.bluelinxco.com.

INVESTOR & MEDIA CONTACT
Tom Morabito
Investor Relations Officer
(470) 394-0099
investor@bluelinxco.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “could,” “expect,” “estimate,” “intend,” “may,” “project,” “plan,” “should,” “will,” “will be,” “will likely continue,” “will likely result,” “would,” or words or phrases of similar meaning.

The forward-looking statements in this press release include statements about our strategy, liquidity, and debt, our long-run positioning relative to industry conditions, future share repurchases, acquisitions and integrations, and the information set forth under the heading “FOURTH QUARTER 2025 OUTLOOK.”

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: adverse housing market conditions; consolidation among competitors, suppliers, and customers; escalating changes in retaliatory trade policies of the United States and other countries; our dependence on international suppliers and manufacturers for certain products and related exposure to risks of new or increased tariffs and other risks that could affect our financial condition; disintermediation risk; pricing and product cost variability; volumes of product sold; competition; the cyclical nature of the industry in which we operate; loss of products or key suppliers and manufacturers; information technology security risks and business interruption risks; effective inventory management relative to our sales volume or the prices of the products we produce; acquisitions and the integration and completion of such acquisitions; the ability to attract, train, and retain highly qualified associates and other key personnel while controlling related labor costs; business disruptions; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; natural disasters, catastrophes, fire, wars or other unexpected events; the impacts of climate change; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; the effects of epidemics, global pandemics or other widespread public health crises and governmental rules and regulations; fluctuations in our operating results; our level of indebtedness and our ability to incur additional debt to fund future needs; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating the business; the potential to incur more debt; the fact that we have consummated certain sale leaseback transactions with resulting long-term non-cancelable leases, many of which are or will be finance leases; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; inability to raise funds necessary to finance a required repurchase of our senior secured notes; a lowering or withdrawal of debt ratings; changes in our product mix; increases in fuel and other energy prices or availability of third-party freight providers; changes in insurance-related deductible/retention liabilities based on actual loss development experience; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; the costs and liabilities related to our participation in multi-employer pension plans could increase; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; interest rate risk, which could cause our debt service obligations to increase; and changes in, or interpretation of, accounting principles.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

NON-GAAP MEASURES AND SUPPLEMENTAL FINANCIAL INFORMATION

The Company reports its financial results in accordance with GAAP. The Company also believes that the presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein in the “Reconciliation of Non-GAAP Measurements” table later in this release. The Company cautions that non-GAAP measures are not intended to present superior measures of our financial condition from those measures determined under GAAP and should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results. The Company further cautions that its non-GAAP measures, as used herein, are not necessarily comparable to other similarly titled measures of other companies due to differences in methods of calculation.

Adjusted EBITDA and Adjusted EBITDA Margin. BlueLinx defines Adjusted EBITDA as an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including expenses from share-based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items.

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results.

We determine our Adjusted EBITDA Margin, which we sometimes refer to as our Adjusted EBITDA as a percentage of net sales, by dividing our Adjusted EBITDA for the applicable period by our net sales for the applicable period. We believe that this ratio is useful to investors because it more clearly defines the quality of earnings and operational efficiency of translating sales to profitability.

Adjusted Net Income and Adjusted Earnings Per Share. BlueLinx defines Adjusted Net Income as Net Income adjusted for certain non-cash items and other special items, including expenses from share-based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items, further adjusted for the tax impacts of such reconciling items. BlueLinx defines Adjusted Earnings Per Share (basic and/or diluted) as the Adjusted

Net Income for the period divided by the weighted average outstanding shares (basic and/or diluted) for the periods presented. We believe that Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are useful to investors to enhance investors’ overall understanding of the financial performance of the business. Management also believes Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are helpful in highlighting operating trends.

Our Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are not presentations made in accordance with GAAP and are not intended to present superior measures of our financial condition from those measures determined under GAAP. Adjusted Net Income and Adjusted Earnings Per Share (basic or diluted), as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. These non-GAAP measures are reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Free Cash Flow. BlueLinx defines free cash flow as net cash provided by, or used in, operating activities less total capital expenditures. Free cash flow is a measure used by management to assess our financial performance, and we believe it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated or used after capital expenditures that can be used for, among other things, investment in our business, strengthening our balance sheet, and repayment of our debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow is not a presentation made in accordance with GAAP and is not intended to present a superior measure of financial condition from those determined under GAAP. Free cash flow, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities. BlueLinx calculates Net Debt as its total short- and long-term debt, including outstanding balances under our term loan and revolving credit facility and the total amount of its obligations under finance leases, less cash and cash equivalents. Net Debt Excluding Real Property Finance Lease Liabilities is calculated in the same manner as Net Debt, except the total amount of obligations under real estate finance leases are excluded. Although our credit agreements do not contain leverage covenants, a net leverage ratio excluding finance lease obligations for real property is included within the terms of our revolving credit agreement. We believe that Net Debt and Net Debt Excluding Real Property Finance Lease Liabilities are useful to investors because our management reviews both metrics as part of its management of overall liquidity, financial flexibility, capital structure and leverage, and creditors and credit analysts monitor our net debt as part of their assessments of our business. We determine our Overall Net Leverage Ratio by dividing our Net Debt by Twelve-Month Trailing Adjusted EBITDA. Our calculation of Net Leverage Ratio Excluding Real Property Finance Lease Liabilities is determined by dividing our Net Debt Excluding Real Property Finance Lease Liabilities by Twelve-Month Trailing Adjusted EBITDA. We believe that these ratios are useful to investors because they are indicators of our ability to meet our future financial obligations. In addition, our Net Leverage Ratio is a measure that is frequently used by investors and creditors. Our Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities are not made in accordance with GAAP and are not intended to present a superior measure of our financial condition from measures and ratios determined under GAAP. The calculations of our Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities are presented in a subsequent table. Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
(In thousands, except per share amounts)
Net sales	$748,870	$747,288	$2,238,203	$2,241,895
Cost of products sold	640,683	621,619	1,899,198	1,866,101
Gross profit	108,187	125,669	339,005	375,794
Gross margin	14.4%	16.8%	15.1%	16.8%
Operating expenses (income):
Selling, general, and administrative	89,281	92,210	278,639	272,913
Depreciation and amortization	9,742	9,530	29,086	29,083
Amortization of deferred gains on real estate	(984)	(984)	(2,951)	(2,952)
Other operating, net	182	888	(1,494)	1,210
Total operating expenses	98,221	101,644	303,280	300,254
Operating income	9,966	24,025	35,725	75,540
Non-operating expenses:
Interest expense, net	8,603	4,619	23,640	14,044
Settlement of defined benefit pension plan	—	(2,226)	—	(2,226)
Income before provision for income taxes	1,363	21,632	12,085	63,722
(Benefit) provision for income taxes	(292)	5,616	3,315	15,878
Net income	$1,655	$16,016	$8,770	$47,844

Basic earnings per share	$0.20	$1.88	$1.09	$5.54
Diluted earnings per share	$0.20	$1.87	$1.08	$5.53

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	September 27, 2025	December 28, 2024
(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$429,360	$505,622
Receivables, less allowances of $5,111 and $4,344, respectively	268,652	225,837
Inventories, net	345,879	355,909
Other current assets	55,033	46,620
Total current assets	1,098,924	1,133,988
Property and equipment, at cost	487,858	443,628
Accumulated depreciation	(200,826)	(194,072)
Property and equipment, net	287,032	249,556
Operating lease right-of-use assets	49,062	47,221
Goodwill	55,372	55,372
Intangible assets, net	24,021	26,881
Deferred income tax asset, net	48,385	50,578
Other non-current assets	19,168	14,121
Total assets	$1,581,964	$1,577,717
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$168,551	$170,202
Accrued compensation	10,421	16,706
Finance lease liabilities - current	19,725	12,541
Operating lease liabilities - current	8,806	8,478
Real estate deferred gains - current	3,935	3,935
Other current liabilities	27,624	21,862
Total current liabilities	239,062	233,724
Long-term debt	296,443	295,061
Finance lease liabilities, less current portion	302,079	280,002
Operating lease liabilities, less current portion	41,834	40,114
Real estate deferred gains, less current portion	60,346	63,296
Other non-current liabilities	19,182	19,079
Total liabilities	958,946	931,276
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Preferred Stock, $0.01 par value, 30,000,000 shares authorized, none outstanding	—	—
Common Stock, $0.01 par value, 20,000,000 shares authorized, 7,863,445 and 8,294,798 outstanding, respectively	79	83
Additional paid-in capital	91,914	124,103
Retained earnings	531,025	522,255
Total stockholders’ equity	623,018	646,441
Total liabilities and stockholders’ equity	$1,581,964	$1,577,717

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
(In thousands)
Cash flows from operating activities:
Net income	$1,655	$16,016	$8,770	$47,844
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	9,742	9,530	29,086	29,083
Amortization of debt discount and issuance costs	473	330	1,135	990
Settlement of frozen defined benefit pension plan	—	(2,226)	—	(2,226)
Insurance recoveries in excess of carrying values of property & equipment	—	—	(2,443)	—
Provision for deferred income taxes	3,830	2,371	2,193	1,950
Amortization of deferred gains from real estate	(984)	(984)	(2,951)	(2,952)
Share-based compensation	3,452	3,186	8,315	6,941
Changes in operating assets and liabilities:
Accounts receivable	10,085	(2,286)	(42,815)	(47,413)
Inventories	45,605	17,032	10,030	3,097
Accounts payable	(9,864)	7,809	(2,850)	27,932
Other current assets	(2,878)	(280)	(5,585)	(9,892)
Other assets and liabilities	(2,500)	11,268	(4,935)	11,080
Net cash provided by (used in) operating activities	58,616	61,766	(2,050)	66,434

Cash flows from investing activities:
Proceeds from asset sales and insurance recoveries	20	565	2,625	839
Disbursements for property and equipment	(5,947)	(7,929)	(21,486)	(19,830)
Net cash used in investing activities	(5,927)	(7,364)	(18,861)	(18,991)

Cash flows from financing activities:
Common stock repurchases	(2,740)	(15,453)	(38,126)	(29,982)
Debt financing costs	(2,612)	—	(2,612)	—
Repurchase of shares to satisfy employee tax withholdings	(675)	(805)	(2,445)	(3,257)
Principal payments on finance lease liabilities	(4,067)	(3,255)	(12,168)	(9,666)
Net cash used in financing activities	(10,094)	(19,513)	(55,351)	(42,905)

Net change in cash and cash equivalents	42,595	34,889	(76,262)	4,538
Cash and cash equivalents at beginning of period	386,765	491,392	505,622	521,743
Cash and cash equivalents at end of period	$429,360	$526,281	$429,360	$526,281

BLUELINX HOLDINGS INC.
GROSS PROFIT AND GROSS MARGIN
(Unaudited)

The following schedule presents our revenues disaggregated by specialty and structural product category:

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
(Dollar amounts in thousands)
Net sales by product category:
Specialty products	$525,455	$519,000	$1,548,301	$1,562,300
Structural products	223,415	228,288	689,902	679,595
Total net sales	$748,870	$747,288	$2,238,203	$2,241,895

Gross profit by product category:
Specialty products	$87,350	$100,479	$277,410	$308,878
Structural products	20,837	25,190	61,595	66,916
Total gross profit	$108,187	$125,669	$339,005	$375,794

Gross margin % by product category:
Specialty products	16.6%	19.4%	17.9%	19.8%
Structural products	9.3%	11.0%	8.9%	9.8%
Company gross margin %	14.4%	16.8%	15.1%	16.8%

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following two tables reconcile Net income to Adjusted EBITDA (non-GAAP) for the reporting periods indicated:

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
(In thousands)
Net income	$1,655	$16,016	$8,770	$47,844
Adjustments:
Depreciation and amortization	9,742	9,530	29,086	29,083
Interest expense, net	8,603	4,619	23,640	14,044
Provision (benefit) for income taxes	(292)	5,616	3,315	15,878
Share-based compensation expense	3,452	3,186	8,315	6,941
Amortization of deferred gains on real estate	(984)	(984)	(2,951)	(2,952)
Gain from sales of property	—	(272)	—	(272)
Pension settlement and related cost(1)	—	(2,226)	—	(2,226)
Acquisition-related expenses(2)	126	—	464	—
Restructuring and other(3)	56	1,160	(1,959)	1,481
Adjusted EBITDA	$22,358	$36,645	$68,680	$109,821

	Trailing Twelve Fiscal Months Ended
	September 27, 2025	December 28, 2024	September 28, 2024
(In thousands)
Net income	$14,042	$53,116	$29,720
Adjustments:
Depreciation and amortization	38,491	38,488	37,368
Interest expense, net	28,960	19,364	18,215
Provision (benefit) for income taxes	5,008	17,571	25,981
Share-based compensation expense	9,123	7,749	9,521
Amortization of deferred gains on real estate	(3,933)	(3,934)	(3,934)
Gain from sales of property	—	(272)	(272)
Pension settlement and related cost(1)	(255)	(2,481)	28,808
Acquisition-related expenses(2)	464	—	186
Restructuring and other(3)	(1,685)	1,755	697
Adjusted EBITDA	$90,215	$131,356	$146,290

The following notes relate to both of the tables presented above for Adjusted EBITDA:

(1)Reflects expenses and related adjustments to our previously disclosed settlement of the BlueLinx Corporation Hourly Retirement Plan (defined benefit) in 4Q 2023.
(2)Reflects primarily legal, professional, technology and other integration expenses.
(3)Includes insurance recoveries received in 1Q 2025 that exceeded the carrying values of property and equipment damaged or destroyed at our Erwin, Tennessee owned facility by Hurricane Helene in late third quarter 2024, net losses related to Hurricane Helene in 3Q 2024, expenses related to our 2023 restructuring efforts such as severance, and other one-time non-operating items in fiscal 2025, 2024, and 2023.

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS (continued)
(Unaudited)

The following tables reconcile Net income and Diluted earnings per share to Adjusted net income (non-GAAP) and Adjusted diluted earnings per share (non-GAAP):

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
(In thousands, except per share data)
Net income	$1,655	$16,016	$8,770	$47,844
Adjustments:
Share-based compensation expense	3,452	3,186	8,315	6,941
Amortization of deferred gains on real estate	(984)	(984)	(2,951)	(2,952)
Gain from sale of property	—	(272)	—	(272)
Pension settlement and related cost	—	(2,226)	—	(2,226)
Acquisition-related costs	126	—	464	—
Restructuring and other	56	1,160	(1,959)	1,481
Estimated tax impacts of reconciling items	(651)	(224)	(1,061)	(741)
Adjusted net income	$3,654	$16,656	$11,578	$50,075

Basic EPS	$0.20	$1.88	$1.09	$5.54
Diluted EPS	$0.20	$1.87	$1.08	$5.53

Weighted average shares outstanding - Basic	7,888	8,496	8,027	8,623
Weighted average shares outstanding - Diluted	7,946	8,528	8,085	8,647

Non-GAAP Adjusted Basic EPS	$0.46	$1.96	$1.44	$5.80
Non-GAAP Adjusted Diluted EPS	$0.45	$1.95	$1.43	$5.79

In the following table, our Adjusted EBITDA margin (non-GAAP) is calculated and compared to Net income as a percentage of Net sales, with and without the benefits of the import duty-related items:

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
(Dollar amounts in thousands)
Net sales	$748,870	$747,288	$2,238,203	$2,241,895
Net income	$1,655	$16,016	$8,770	$47,844
Net income as a percentage of Net sales	0.2%	2.1%	0.4%	2.1%

Net sales	$748,870	$747,288	$2,238,203	$2,241,895
Adjusted EBITDA - non-GAAP(1)	$22,358	$36,645	$68,680	$109,821
Adjusted EBITDA margin - non-GAAP	3.0%	4.9%	3.1%	4.9%

(1)See the table that reconciles Net income to Adjusted EBITDA (non-GAAP).

BLUELINX HOLDINGS INC.
LIQUIDITY MEASURES
(Unaudited)

The following schedule reconciles Total debt and finance leases to: Net debt (non-GAAP) and to Net debt excluding finance lease liabilities for real property (non-GAAP). The calculations of Net leverage ratio (non-GAAP) and Net leverage ratio excluding real property finance leases liabilities (non-GAAP) are also presented.

	As of
	September 27, 2025	December 28, 2024	September 28, 2024
($ amounts in thousands)
Long term debt(1)	$300,000	$300,000	$300,000
Finance lease liabilities for equipment and vehicles	80,264	49,785	50,752
Finance lease liabilities for real property	241,540	242,758	243,058
Total debt and finance leases	621,804	592,543	593,810
Less: available cash and cash equivalents	429,360	505,622	526,281
Net debt (non-GAAP)	$192,444	$86,921	$67,529

Net debt, excluding finance lease liabilities for real property (non-GAAP)	$(49,096)	$(155,837)	$(175,529)

Trailing twelve-month adjusted EBITDA (non-GAAP, see above reconciliations)	$90,215	$131,356	$146,290

Net leverage ratio	2.1x	0.7x	0.5x
Net leverage ratio excluding real property finance lease liabilities(2)	(0.5x)	(1.2.x)	(1.2x)

(1) As of September 27, 2025, December 28, 2024, and September 28, 2024, our long-term debt is comprised of $300 million of senior-secured notes issued in October 2021. These notes are presented under the long-term debt caption of our unaudited condensed consolidated balance sheets at $296.4 million, $295.1 million, and $294.7 million as of September 27, 2025, December 28, 2024, and September 28, 2024, respectively. This presentation is net of their unamortized issuance costs and discount. Our senior secured notes are presented in this table at their face value for the purpose of calculating our net leverage ratio.
(2) Net leverage ratio excluding finance lease obligations for real property is included within the terms of our revolving credit agreement.

The following schedule reconciles Net cash provided by operating activities to Free cash flow (non-GAAP):

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
(In thousands)
Net cash provided by (used in) operating activities	$58,616	$61,766	$(2,050)	$66,434
Less: Disbursements for property and equipment	(5,947)	(7,929)	(21,486)	(19,830)
Free cash flow - non-GAAP	$52,669	$53,837	$(23,536)	$46,604